Exhibit 99.2

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	First Quarter
	2026	2025
	(in millions, except per share amounts)
Railway operating revenues
Merchandise	$1,885	$1,863
Intermodal	749	760
Coal	364	370
Total railway operating revenues	2,998	2,993
Railway operating expenses
Compensation and benefits	740	739
Purchased services and rents	522	498
Fuel	256	244
Depreciation	352	346
Materials and other	189	205
Merger-related expenses	52	—
Eastern Ohio incident	10	(185)
Total railway operating expenses	2,121	1,847
Income from railway operations	877	1,146
Other income – net	35	31
Interest expense on debt	197	199
Income before income taxes	715	978
Income taxes	168	228
Net income	$547	$750
Earnings per share – diluted	$2.43	$3.31
Weighted average shares outstanding – diluted	225.0	226.5

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
	2026	2025
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$1,341	$1,530
Accounts receivable – net	1,123	988
Materials and supplies	312	271
Other current assets	248	409
Total current assets	3,024	3,198
Investments	4,116	4,089
Properties less accumulated depreciation of $14,769 and $14,617, respectively	36,442	36,479
Other assets	1,531	1,470
Total assets	$45,113	$45,236
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,695	$1,863
Income and other taxes	320	340
Other current liabilities	711	965
Current maturities of long-term debt	609	607
Total current liabilities	3,335	3,775
Long-term debt	16,492	16,480
Other liabilities	1,724	1,723
Deferred income taxes	7,758	7,711
Total liabilities	29,309	29,689
Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 224,594,001 and 224,420,699 shares, respectively, net of treasury shares	226	226
Additional paid-in capital	2,312	2,296
Accumulated other comprehensive loss	(211)	(210)
Retained income	13,477	13,235
Total stockholders’ equity	15,804	15,547
Total liabilities and stockholders’ equity	$45,113	$45,236

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	First Three Months
	2026	2025
	($ in millions)
Cash flows from operating activities
Net income	$547	$750
Reconciliation of net income to net cash provided by operating activities:
Depreciation	352	346
Deferred income taxes	48	57
Gains and losses on properties	(17)	(23)
Changes in assets and liabilities affecting operations:
Accounts receivable	(135)	(165)
Materials and supplies	(41)	4
Other current assets	45	31
Current liabilities other than debt	(388)	22
Other – net	(67)	(72)
Net cash provided by operating activities	344	950
Cash flows from investing activities
Property additions	(382)	(449)
Property sales and other transactions	162	18
Investment purchases	(3)	(609)
Investment sales and other transactions	10	19
Net cash used in investing activities	(213)	(1,021)
Cash flows from financing activities
Dividends	(303)	(306)
Common stock transactions	(11)	(9)
Purchase and retirement of common stock	(5)	(248)
Debt repayments	(1)	(1)
Net cash used in financing activities	(320)	(564)
Net decrease in cash and cash equivalents	(189)	(635)
Cash and cash equivalents
At beginning of year	1,530	1,641
At end of period	$1,341	$1,006
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$185	$192
Income taxes (net of refunds)	138	1

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Merger-Related Expenses

During the first quarter of 2026, we incurred $52 million in merger-related expenses primarily related to costs associated with employee retention agreements, third-party advisor fees, and legal fees.

2. Eastern Ohio Incident

On February 3, 2023, a train operated by us derailed in East Palestine, Ohio (the Incident). During the first quarter of 2026, we incurred net expenses of $10 million, as compared to $185 million of net recoveries for the same period last year. The total amounts recognized include the impact of $1 million and $224 million in recoveries during the first quarter of 2026 and 2025, respectively.

3. Stock Repurchase Program

We did not repurchase any shares of common stock in the first three months of 2026, while we repurchased and retired 1.0 million shares of common stock under our stock repurchase program during the same period last year at a cost of $250 million, inclusive of accrued excise taxes. “Purchase and retirement of common stock” in 2026 as presented on the Consolidated Statements of Cash Flows reflects the payment of excise taxes on shares repurchased in 2025.